Level Brands
4521 Sharon Road
Suite 450
Charlotte, NC 28211

December 20, 2018

kathy ireland Worldwide, Inc.

RE: Agreements

To kathy ireland Worldwide:

kathy ireland Worldwide, Inc., a California corporation ("kiWW") has entered into a Wholesale License Agreement with Level Brands, Inc., a North Carolina corporation ("Level") dated September 8, 2017 (the "Wholesale License Agreement"). The parties agree that in exchange for a reduced payment of $300,000 paid within five business days hereof, Level shall have paid, in full, the Marketing Fee (as defined in the Wholesale License Agreement) and no further payment shall be made to kiWW under Section 2(a) thereunder. The parties understand and agree that Level shall still be responsible for, among other things, any Royalty (as defined in the Wholesale License Agreement) payments under Section 2(b) thereunder.

kiWW further agrees (a) to pay to Level 50% of all its compensation that it or its affiliates receive under the Legacy Entertainment license agreement entered into by kiWW pursuant to a Master Advisory and Consulting Agreement between the parties, as amended, dated February 8, 2017, and (b) that the Merger Agreement dated December 3, 2018 by and among Level Brands, Inc., AcqCo, LLC, cbdMD, LLC and Cure Based Development, LLC (on file with the Securities and Exchange Commission under Level Brands, Inc.) and the closing thereof will not be a cause for termination of such agreement.

After January 1, 2019, Level agrees to take no action to block the sale of its shares held by kiWW, Erik Sterling, Sterling Winters Trust, EE1 Holdings, LLC or IM1 Holdings, LLC. Level agrees to cooperate with kiWW in terminating the agreement with Multimedia Productions, Inc. effective as of December 31, 2018, provided that any amounts owed to Level through such ~~date are paid~~ to Level.

Sincerely,

Agreed and Accepted:
kathy ireland Worldwide, Inc.

Name: Stephen Roseberry
Title: President